ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of this 9th day of February, 2001, by and among Microtek Medical, Inc., a Delaware corporation ("Purchaser"), Deka Medical, Inc., a Florida corporation ("Seller" or "Deka"), and all of the stockholders of Deka set forth on the signature page of this Agreement (collectively, the "Stockholders").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Purchaser desires to purchase and Seller desires to sell substantially all of the assets of Seller used or held for use by Seller in its business of manufacturing, marketing and selling drapes and related supplies packaged as cleanup kits for surgical procedures (collectively, the "Clean-Op Business"), and substantially all of the assets of Seller used or held for use by Seller in its business of manufacturing, marketing and selling drapes for medical equipment and patients (collectively, the "Drape Business") (the Clean-Op Business and the Drape Business are referred to herein collectively as the "Seller's Business") but excluding the assets of Seller used in its gel filled pad and cover business; and

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated herein and certain additional agreements related thereto.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                      PURCHASE AND SALE OF PURCHASED ASSETS

     1.1 Assets to Be Acquired. Except as set forth in Section 1.2 hereof, subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, at the Clean-Op Closing and the Drape Business Closing (each as hereinafter defined), good and marketable title in and to all of the tangible and intangible assets of Seller used or held for use by Seller in the conduct of Seller's Business, whether situated at the premises of Seller or the premises of third parties, free and clear of all claims, liens, encumbrances, security interests and similar interests of any kind or nature whatsoever (collectively, the "Purchased Assets"), including, without limitation, the following:

          (a) Fixed Assets. All of Seller's machinery, appliances, equipment, including computer hardware and software (to the extent such software is assignable), tools, supplies, leasehold improvements, construction in progress, and furniture and fixtures, used or held for use by Seller in connection with Seller's Business, including, without limitation, those items designated on
Schedule 3.13 as Clean-Op Fixed Assets and Drape Business Fixed Assets (collectively, the "Fixed Assets").

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          (b)  Contracts.  All of Seller's  right,  title and interest under the
Contracts (as defined in Section 3.16 below) listed on Schedule 3.16 attached hereto (which are designated on Schedule 3.16 as Clean-Op Contracts or Drape Business Contracts).

          (c) Accounts Receivable. All accounts receivable of Seller outstanding as of the Closing for each of the Clean-Op Business and the Drape Business (collectively, "Accounts Receivable").

          (d) Intellectual  Property.  All Intellectual  Property (as defined in
Section 3.17 below) of Seller relating to Seller's Business including, without limitation, tradenames (including "Deka"), trademarks, service marks, website, website domain name, patents (including, without limitation, all divisionals, continuations, continuations-in-part, reexams, reissues, extensions and foreign counterparts of such patents) and inventions, customer lists, business records, goodwill and other intangible assets, including, without limitation, those listed on Schedule 3.17 attached hereto as Clean-Op Intellectual Property or Drape Business Intellectual Property.

          (e) Licenses. All of Seller's licenses, consents, permits, variances, certifications and approvals (including, without limitation, 510(k) clearances and ISO certifications) of governmental agencies used or held for use in connection with Seller's Business, to the extent assignable, which are listed on
Schedule 3.7 attached hereto as Clean-Op Licenses and Drape Business Licenses (collectively, the "Licenses").

          (f) Deposits. All prepaid expenses, security and other deposits relating to Seller's Business, including, without limitation, those items listed on Schedule 3.10 attached hereto as Clean-Op Deposits and Drape Business Deposits (collectively, the "Deposits").

          (g)  Right to  Claims.  All  benefits,  rights  or  choses  in  action
including  rights  of  recoveries  under  insurance   policies,   warranties  or
guaranties relating to the Seller's Business.

          (h) Inventory. All of Seller's inventory for the Clean-Op Business and the Drape Business on hand at the Clean-Op Closing and the Drape Business Closing, as applicable (collectively, the "Inventory").

          (i) Books and Records. All of Seller's books, records (including, without limitation computer records), files and other materials relating to the Clean-Op Business and the Drape Business.

          (j) Personal Property. All supplies and other personal property of Seller related to the Purchased Assets and Seller's Business.

     1.2 Excluded Assets. The Purchased Assets shall not include (a) any cash or cash equivalents, (b) any assets held under any employee benefit plans maintained by Seller, or (c) any of the assets described on Schedule 1.2 (collectively, the "Excluded Assets").

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

     1.3 Closing. Seller and Purchaser, and the Stockholders, as applicable, shall close in accordance with Article VII the sale and purchase of the Purchased Assets that are used in the Clean-Op Business on February 9, 2001 (such date referred to herein as the "Clean-Op Closing Date" and such closing referred to herein as the "Clean-Op Closing"). Seller and Purchaser, and the Stockholders, as applicable, shall close in accordance with Article VII all of the other transaction contemplated in this Agreement, including, without limitation, the sale and purchase of the Purchased Assets that are used in the Drape Business, within five business days after the satisfaction or waiver by Purchaser of the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.6 through
7.11 of this Agreement at a date and time selected by Purchaser by notice to Seller (such date referred to herein as the "Drape Business Closing Date" and such second closing referred to herein as the "Drape Business Closing"). Each of the Clean-Op Closing and the Drape Business Closing shall take place at the offices of Purchaser's counsel or by the exchange of documents and instruments by mail, courier, telecopy or wire transfer to the extent mutually acceptable to the parties hereto. All computations, adjustments, and transfers for the purposes hereof shall be effective as 11:59 p.m. on the Clean-Op Closing Date and the Drape Business Closing Date. Seller, Stockholders and Purchaser understand, acknowledge and agree that the Clean-Op Business is an integral and vital component of Seller's Business, and that Purchaser has agreed to bifurcate the closing of the transactions contemplated in this Agreement solely to enable Seller and Stockholders to obtain required working capital for the continued operation of the Seller's Business from the date of execution of this Agreement until the Drape Business Closing. Seller and Stockholders understand,
acknowledge  and  agree  that  by  consummating  the  Clean-Op   Closing,   they
irrevocably commit to consummate the Drape Business Closing in accordance with the terms of this Agreement.

                                   ARTICLE II
                    PURCHASE PRICE; ASSUMPTION OF LIABILITIES

     2.1 Purchase Price. Subject to the adjustments set forth herein and the other terms and conditions of this Agreement, the Purchase Price ("Purchase Price") for the Purchased Assets shall be determined as follows:

          (a) Clean-Op Closing. At the Clean-Op Closing, Purchaser shall pay to or for the account of Seller $1.5 million in immediately available funds by wire transfer to an account in the United States (which account shall be specified by Seller at least two business days prior to the Clean-Op Closing) (the "Clean-Op Purchase Price").

          (b) Drape Business Closing. At the Drape Business Closing, Purchaser shall do the following (collectively, the "Drape Business Purchase Price"):

               (i) Cash Payment. At Purchaser's sole option in its sole discretion: (A) Purchaser shall pay to or for the account of Seller $10.7 million in immediately available funds, or (B) Purchaser shall pay to or for the account of Seller $7.3 million (less accrued and unpaid interest from the last interest payment date to the Drape Business Closing Date) in immediately available funds by wire transfer to an account in the United States (which account shall be specified by Seller at least two business days prior to the Drape Business Closing), and shall assume Seller's current $3.4 million term


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

note with Chase Bank for which purposes Seller agrees to pay to Chase Bank any fees charged by Chase Bank to approve such assumption not in excess of $25,000 (which assumption shall be contingent upon approval by Chase Bank) (the "Drape Business Cash Payment"); and

               (ii) Note. Purchaser shall issue to Seller a $1.0 million contingent, subordinated, unsecured, non-interest bearing, non-negotiable note, due and payable four (4) years from the Drape Business Closing Date (the "Note") in the form attached hereto as Exhibit 2.1(b)(ii).

               (iii) Key Employees Note. Purchaser shall issue contingent, subordinated, unsecured, non-interest bearing, non-negotiable notes, in the aggregate amount of $1.25 million, due and payable four (4) years from the Drape Business Closing Date to the persons identified on Schedule 2.1(b)(iii) (the "Key Employees Note") in the form attached hereto as Exhibit 2.1(b)(iii) provided such persons shall have executed and delivered to Purchaser the Noncompetition Agreements and Employment Agreements.

          (c) Working Capital Adjustment. The Drape Business Purchase Price shall be increased by the amount that Seller's Working Capital (as defined below) transferred to Purchaser on the Clean-Op Closing Date and the Drape Business Closing Date (the "Closing Working Capital") is more than $9.0 million (the "December Working Capital") or decreased by the amount that the Closing Working Capital is less than the December Working Capital, provided, that there shall be no reduction in purchase price for the first $500,000 of reduction in the Closing Working Capital as compared to the December Working Capital. As used herein, the term "Working Capital" means the sum of the current assets of Seller (to the extent such current assets are included in the Purchased Assets and are acquired by Purchaser at either of the Closings) minus the sum of the Accounts Payables of Seller (to the extent that such Accounts Payable are included in the Assumed Liabilities (defined in Section 2.2 below)) as determined in accordance with generally accepted accounting principles ("GAAP"). For purposes of determining the Working Capital, (i) the Accounts Receivable shall be that which arose in the ordinary course to creditworthy customers and shall not be more than 90 days past due in accordance with their terms, (ii) the inventory shall be that which is currently salable or usable in production and shall not exceed 12 months' usage or sales, (iii) in determining twelve months' usage or sales, the parties will take into consideration calendar year 2000 actual usage and sales as adjusted for any reasonably verifiable forecasted increase in sales for the year 2001 or reasonably expected sales for any new inventory not sold in the year 2000, and (iv) for purposes of determining the market value of finished goods, there shall be a 15% assumed disposal cost applied to the applicable selling price of inventory. At least one business day prior to the Drape Business Closing Date, Purchaser shall provide to Seller a good faith estimate and report of Purchaser's tentative calculation of the Closing Working Capital and the Drape Business Cash Payment shall be increased or decreased based on such tentative amount of the Closing Working Capital. Within 30 business days following the Drape Business Closing Date, the Closing Working Capital shall be reported in reasonable detail by Purchaser to Seller. In the event Seller disagrees with Purchaser's determination of the Closing Working Capital, then Seller shall notify Purchaser in writing within 10 business days after receipt of Purchaser's calculation of the Closing Working Capital, setting forth in reasonable detail the basis for such dispute. If Seller does not provide such notice within such 10 business day period, then the determination of the Closing


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

Working Capital shall be final, binding and conclusive upon the parties hereto. If Seller does provide such notice, Purchaser and Seller shall attempt in good faith to reconcile their differences and any resolution by them as to any disputed amount shall be final, binding and conclusive upon each of the parties hereto. If Purchaser and Seller fail to reach a resolution within 10 business days after Seller's receipt of Purchaser's written notice of dispute, Purchaser and Seller shall submit the items remaining for resolution to KPMG Peat Marwick, LLP ("KPMG"), Jackson, Mississippi, or such other national accounting firm as may be agreed upon by Purchaser and Seller (the "Independent Accounting Firm"), which shall within 30 business days of submission resolve and report to Seller and Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive upon each of the parties hereto. Purchaser and Seller agree that the party which claims the greatest variance in the Closing Working Capital from that finally determined by the Independent Accounting Firm shall be responsible for the fees and disbursements of the Independent Accounting Firm in connection with the resolution of such dispute. Seller or Purchaser, as the case may be, shall pay the applicable amount due under this
Section in immediately available funds within 5 business days following its determination by the parties or the Independent Accounting Firm. Notwithstanding anything to the contrary contained in this Section 2.1(c), the first $341,000 of any purchase price reduction due to the Working Capital adjustment contemplated by this subsection shall be effected by set off against the Note for which purposes in the face amount of the Note shall be decreased by the undiscounted value of such purchase price reduction using the "Discount Rate" specified in the Note.

     2.2 Assumed Liabilities. Purchaser agrees to assume from and after the Closing only the following liabilities and obligations of Seller relating to the Business (the "Assumed Liabilities"):

          (a) the rights and obligations of Seller arising from and after the Closing under the Contracts listed on Schedule 2.2(a) (the "Assumed Contracts") which are designated on Schedule 2.2(a) as Clean-Op Assumed Contracts or Drape Business Assumed Contracts and

          (b) those accounts payable due from Seller listed on Schedule 2.2(b) attached hereto (the "Accounts Payable"), which are designated on Schedule 2.2(b) as Clean-Op Accounts Payable or Drape Business Accounts Payable.

     Except for the Assumed Liabilities, Purchaser shall not assume, nor shall it be liable for, any liability, debt, obligation, claim against or contract of Seller of any kind or nature whatsoever, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, whether related to Seller's Business or the Purchased Assets, and whether or not recorded on the books and records of Seller. In particular, but without limiting the foregoing, Purchaser shall not be responsible for the payment of (i) any expenses or liabilities for or to any employees of Seller including, without limitation, any compensation, severance, vacation or termination pay, (ii) any liability or obligation of Seller for any taxes, assessments, charges, fees and impositions by any governmental authority including, without limitation, any taxes, assessments, charges, fees or impositions assessed as a result of the sale and purchase of the Purchased Assets or any of the other transactions contemplated by this Agreement, (iii) any liability or obligation under any laws relating to Hazardous Substances (as


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

defined below) or laws regulating the environment, (iv) any other liabilities or obligations with respect to any claim or cause of action, regardless of when made or asserted, which arises out of or in connection with the business and operations of Seller or the Purchased Assets prior to the applicable closing date including, but without limitation, any product liability or claims for injury to person or property relating to products manufactured, distributed or sold by the Seller's Business on or prior to the applicable closing date or which is imposed or asserted to be imposed by operation of law in connection with any product manufactured by or on behalf of Seller or any of its affiliates prior to the applicable closing date, and (v) any obligations related to products manufactured, distributed or sold by the Seller's Business on or prior to the applicable closing date which are either returned by a customer or for which any warranty or service claim is made by a customer.

     2.3 Allocation of Purchase Price Among Purchased Assets. Each payment of the Purchase Price shall be allocated in the manner set forth on Schedule 2.3 attached hereto. The Purchase Price shall be allocated for tax purposes among each item or class of Purchased Assets as mutually agreed by Purchaser and Seller and set forth on Schedule 2.3 attached hereto. Seller and Purchaser agree that they will prepare and file any notice or other filing required pursuant to
Section 1060 of the Code, and that any such notices or filings will be prepared based upon such tax allocation of the Purchase Price.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                                     SELLER

     In order to induce the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Seller represents and warrants to Purchaser as follows, each of which representations and warranties is material to and relied upon by the Purchaser.

     3.1 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller is duly qualified as a foreign corporation in all jurisdictions in which the conduct of its business or the ownership of its properties requires such qualification and Schedule 3.1 attached hereto lists all the states where Seller is so qualified. Seller has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. Seller does not own, directly or indirectly, any equity interest in any corporation, partnership, joint venture, or other entity.

     3.2 Corporate Power and Authority; Due Authorization. Seller has full corporate power and authority, and each Stockholder has full power and authority, to execute and deliver this Agreement and each of the Seller's Clean-Op Transaction Documents and Seller's Drape Business Transaction Documents (as defined in Section 7.4 and Section 7.5 hereof) to which Seller or any of the Stockholders is or will be a party and to consummate the transactions contemplated hereby. Prior to the Clean-Op Closing or the Drape Business Closing, as applicable, the directors and the Stockholders of Seller shall have duly approved and authorized the execution and delivery of this Agreement and each of the Seller's Clean-Op Transaction Documents and Seller's Drape Business Transaction Documents to which Seller is or will be a party and the consummation


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of the  transactions  contemplated  hereby and thereby,  and no other  corporate proceedings shall then be necessary for such purposes. Assuming that this Agreement and each of Seller's Clean-Op Transaction Documents and Seller's Drape Business Transaction Documents which are also Purchaser's Transaction Documents (as defined in Section 8.4 below) constitutes a valid and binding agreement of the Purchaser, this Agreement and each of Seller's Clean-Op Transaction Documents and Seller's Drape Business Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of Seller and/or the Stockholders, as the case may be, in each case enforceable in accordance with its terms, subject to laws of general application affecting creditors' rights and subject to general equitable principles. The duly elected directors and officers of Seller are set forth on Schedule 3.2 attached hereto.

     3.3 Title to Assets. Except as set forth on Schedule 3.3, Seller has good and marketable title to the Purchased Assets, free and clear of any mortgages, liens, pledges, security interests, encumbrances, claims or similar rights of every kind and nature. At the Clean-Op Closing and the Drape Business Closing, as applicable, Seller will deliver to Purchaser good and marketable title to the applicable Purchased Assets, free and clear of any mortgages, liens, pledges, security interests, encumbrances, claims or similar rights of every kind and nature. Seller does not own any real property.

     3.4 No Conflict; Required Consents. Assuming all consents, approvals, authorizations and other actions on Schedule 3.4 attached hereto have been obtained or taken prior to Closing, the execution and delivery by Seller and the Stockholders of this Agreement and the Seller's Clean-Op Transaction Documents and Seller's Drape Business Transaction Documents, and the consummation by Seller and each of the Stockholders of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing with or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which Seller or any of the Stockholders is a party, or by which Seller or any of the Stockholders or the property of Seller or any of the Stockholders is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of Seller or any of the Stockholders; (c) violate Seller's Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Seller or any of the Stockholders, or the Business or assets of Seller. Neither Seller nor any of the Stockholders is subject to, or is a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other restriction of any kind or character which would prevent or hinder the continued operation of Seller's
Business after the Clean-Op Closing or the Drape Business Closing on substantially the same basis as theretofore operated.

     3.5 Capitalization of Seller. Schedule 3.5 attached hereto is a true, correct and complete list of the authorized capital stock, par value per share, number of issued and outstanding shares of capital stock and number of treasury shares for Seller. All outstanding shares of capital stock have been duly authorized, and are validly issued, fully paid and nonassessable and are owned


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of record and beneficially solely by the persons and in the amounts set forth on
Schedule 3.5. No one other than the Stockholders has any beneficial or record interest in the capital stock of Seller. Each Stockholder represents and warrants that he is the lawful owner of, and has good and marketable title to, the number of shares of outstanding capital stock as shown on Schedule 3.5 as being owned by him, free and clear of any mortgage, pledge, claim, lien, charge, encumbrance or other right in any third party (including any right to purchase, vote or direct the voting of, any shares thereof). Seller has not issued any convertible securities, options, warrants, or entered into any contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of its capital stock or other securities.

     3.6 Compliance with Laws. Except as disclosed on Schedule 3.6 attached, Seller is not in violation of, and has not violated, any applicable Federal, state, local or foreign or other law, regulation or order or any other requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (collectively, "Governmental Authority") relating to Seller or the Purchased Assets (including, but not limited to, any law, regulation, order or requirement relating to medical devices, state or local sales and use taxes, securities, properties, business, products, manufacturing processes, quality system regulations, advertising, sales or employment practices, state or Federal franchise or business opportunity laws, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, environmental protection, product safety and liability or civil rights); and Seller is not now charged with, and to the knowledge of Seller and the Stockholders, Seller is not now under investigation with respect to any possible violation of any applicable law, regulation, order or requirement relating to any of the foregoing in connection with Seller or the Purchased Assets, and Seller has filed all reports required to be filed with any Governmental Authority.

     3.7 Licenses and Permits. Seller holds and is in compliance with all Licenses, all of which are listed on Schedule 3.7, and such list includes all of the Licenses necessary or required for the use or ownership of the Purchased Assets and the operation of Seller's Business. Neither Seller nor any of the Stockholders has received written notice of, nor do they have any knowledge of, any violations in respect of any such licenses, permits, approvals or authorizations. No proceeding is pending or, to the knowledge of Seller or any of the Stockholders, is threatened, which seeks revocation or limitation of any such Licenses. Schedule 3.7 includes the expiration or renewal date, as applicable, of such licenses.

     3.8 Financial Information; Undisclosed Liabilities.

          (a) Attached hereto as Schedule 3.8(a) are (i) the unaudited balance sheets (the "Unaudited Balance Sheets") of the Clean-Op Business and the Drape Business as of December 31, 2000 and the related statements of income and cash flows of such separate businesses for the year then ended (collectively with the Unaudited Balance Sheets, the "Unaudited Financial Statements"). The Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied. The Unaudited Balance Sheets fairly present the respective condition of the Clean-Op Business and the Drape Business as of December 31, 2000, and the Unaudited Financial Statements fairly present the results of the operations of

Clean-Op Business and the Drape Business for the year then ended. The Unaudited Financial Statements do not contain any items of special or non-recurring income except as specifically noted thereon.

          (b) Seller is paying its debts in all material respects as they become due unless such debts are subject to a bona fide dispute. The Clean-Op Purchase Price and the Drape Business Purchase Price represented at least reasonably equivalent value for the respective assets sold at the Clean-Op Closing and the Drape Business Closing.

          (c) Except as set forth on Schedule 3.8(c), Seller is not subject to any liability including, without limitation, unasserted claims, whether known or unknown, absolute, contingent, accrued or otherwise, which is not shown or which is in excess of the amount shown in the Unaudited Balance Sheets other than (i) liabilities of the same nature as those set forth in the Unaudited Balance Sheet and reasonably incurred in the ordinary course of business after the date of the Unaudited Balance Sheet and (ii) liabilities under or reflected in this Agreement or the Schedules hereto.

     3.9 Sufficiency of Assets. The Purchased Assets constitute all of the assets and rights of any nature with which Seller has conducted Seller's Business for the twelve month period prior to the Closing Date, subject only to additions and deletions in the ordinary course of business except for the Excluded Assets and Seller's personnel. The Purchased Assets transferred in connection with the Clean-Op Closing and the Drape Business Closing constitute all of the assets and rights of any nature with which Seller has conducted the Clean-Op Business and the Drape Business, respectively, except for the Excluded Assets and Seller's personnel. The Purchased Assets are held solely by, and all agreements, obligations, expenses and transactions related to Seller's Business have been entered into, incurred and conducted solely by, Seller. The Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted and subject to repair and replacements in the ordinary course of business at levels which are normal and customary to a business like Seller's Business.

     3.10 Deposits. Schedule 3.10 is a true, correct and complete list of all Deposits of Seller with respect to each of the Clean-Op Business and the Drape Business, setting forth the amount of each Deposit.

     3.11 Accounts Receivable. Seller has delivered to Purchaser a true, correct and complete list of all Accounts Receivable of Seller as of December 31, 2000 with respect to each of the Clean-Op Business and the Drape Business showing the aging and time period for collection thereof, and all such Accounts Receivable listed thereon are bona fide, arose in the ordinary course of business, and are not subject to any disputes or offsets, except as noted in Schedule 3.14 attached  hereto and  reserved  against in the  Unaudited  Balance  Sheets.  The
Accounts Receivable schedule will be updated through the Clean-Op Closing Date and the Drape Business Closing Date and delivered to Purchaser on each such closing date.

     3.12 Inventory. Seller has delivered to Purchaser a true, correct and complete list of all Inventory of Seller as of December 31, 2000 used or held for use in the Clean-Op Business and the Drape Business, respectively. Except to the extent reserved against on the Unaudited Balance Sheet of Seller, all Inventory (a) is in good, merchantable and usable condition, (b) is reflected in the applicable Balance Sheet at the lower of cost or market (on a FIFO basis in accordance with GAAP) and (c) is, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other Inventory, is of a quality and quantity usable in the ordinary course of business. The reserve for inventory reflected on the Unaudited Balance Sheets fairly reflects the amount of obsolete and excess inventory. Except for Inventory in transit to Seller or at contract sterilizers of Seller from its suppliers, all Inventory is located at the premises of Seller. No purchase commitments of Seller are in excess of the normal, ordinary and usual requirements of its business, or made at any price in excess of the then current market price, or contain terms and conditions more onerous than those usual and customary in the conduct of the Seller's Business.

     3.13 Accounts Payable. Seller has delivered to Purchaser a true, correct and complete list of Seller's Accounts Payable as of December 31, 2000 with respect to each of the Clean-Op Business and the Drape Business. The Accounts Payable schedule will be updated through the Clean-Op Closing Date and the Drape Business Closing Date and delivered to Purchaser at such closing date. Except as disclosed in such Accounts Payable schedule, the Accounts Payable are normal, customary and were incurred in the ordinary course of Seller's Business.

     3.14 Tax Returns and Payments. Seller has correctly and timely filed all Tax Returns (as defined in Section 5.10 below) required by law to be filed on or before the date of this Agreement and shall correctly and timely file all Tax Returns required by law to be filed on or prior to the Drape Business Closing Date. All such Tax Returns are true, correct and complete in all respects to the best of Seller's knowledge and belief, and all amounts shown as owing thereon have been paid. No penalties, interest or other charges are or will be due with respect to the late filing of any such Tax Returns. Seller has made all estimated Tax (as defined in Section 5.10 below) payments required to be made under the Code. Taxes for all Tax periods (or portions thereof) ending prior to or on the Drape Business Closing Date have been, or prior to the Drape Business Closing shall be, fully paid, except Taxes not then yet due and payable. Neither Seller nor any of the Stockholders has received a claim of Taxes due or notice of any such claims from any Tax Authority (as defined in Section 5.10 below) with respect to Seller. There are no pending or, to Seller's or Stockholders' knowledge, threatened audits, investigations or claims by any Tax Authority for or relating to any liability in respect of Taxes. No state, federal or local tax liens exist with respect to Seller or any of the Stockholders or any of Seller's assets, other than liens, if any, for taxes not yet due and payable. Neither Seller nor any of the Stockholders has entered into any agreements or waivers extending the time for the assessment of any Tax that remain in effect. Prior to the execution of this Agreement, Seller has provided to Purchaser true, correct and complete copies of Seller's federal and state income tax returns for 1998, 1999, and 2000, which returns were properly signed by Seller and timely filed with the Internal Revenue Service and appropriate state tax authorities, if any.

     3.15 Fixed Assets. Except as specifically set forth on Schedule 3.15, each of the Fixed Assets is in good operating condition and repair, normal wear and tear excepted and subject to repairs and replacements in the ordinary course of business at levels which are normal and customary to a business like Seller's Business. A true, correct and complete list of the Fixed Assets and the location thereof is set forth on Schedule 3.15.

     3.16 Contracts and Leases. Schedule 3.16 sets forth a true and complete list of all written or oral contracts, real property leases, personal property leases, customer contracts, vendor and other agreements to which Seller is a party relating to Seller's Business (collectively, the "Contracts"), with respect to each of the Clean-Op Business and the Drape Business except any contract, agreement or understanding involving an aggregate annual expenditure of less than $5,000 and which is terminable at will without penalty. Prior to execution of this Agreement, Seller and the Stockholders have provided to Purchaser true, correct and complete copies of the Contracts, including any and all amendments and waivers thereto. Such Contracts are valid, legally binding and enforceable against the parties thereto subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. Neither Seller nor, to the knowledge of Seller and the Stockholders, any other party to any of the Contracts, is in breach of, or in default under, any of the Contracts, and no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a default by Seller or, to the knowledge of Seller and the Stockholders, any other party to any of the Contracts. Except as specifically set forth on Schedule 3.16 attached hereto, the assignment of any of the Contracts to the Purchaser in accordance with this Agreement will not constitute a breach or violation of such Contract. None of the Contracts requires Seller to sell goods or provide services which Seller knows or has reason to believe are at prices which would result in a negative incremental gross margin on such sale or provision of said goods or services, or which provide terms or conditions which Seller cannot reasonably expect to satisfy or fulfill in their entirety in the ordinary course of business consistent with past practices.

     3.17 Intellectual Property. Schedule 3.17 attached hereto lists the corporate name, all tradenames, trademarks, service marks, copyrights, website, website domain name, patents, patent applications, patent rights (including, without limitation, patent licenses), software licenses, customer lists and intangible assets used by Seller in the operation of Seller's Business, or to which Seller is otherwise a party (collectively, "Intellectual Property") and Seller owns and/or has the sole and exclusive right to use all of the Intellectual Property. Upon the consummation of the transactions contemplated hereby and compliance with applicable laws as to the assignment of such Intellectual Property, the Purchaser will have the sole and exclusive right to own and use the Intellectual Property. No claims have been asserted and no claims are pending nor, to Seller's or the Stockholders' knowledge, threatened by any person or entity, as to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any state or federal registration of the Intellectual Property. Seller's use of the Intellectual Property, and the Purchaser's continued use of the Intellectual Property following the Closing in the same manner as heretofore used by Seller, does not and will not infringe on the rights of any person or entity.

     3.18 Litigation; Judgments. Except as set forth on Schedule 3.18 attached hereto, there is no action, proceeding or investigation pending or, to Seller's or any Stockholder' knowledge, threatened against or involving Seller or any of the Stockholders relating to the Purchased Assets or Seller's Business, nor is there any action or proceeding pending or, to the knowledge of Seller or any of the Stockholders, threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this

Agreement, or which might adversely affect Seller's Business or the Purchased Assets, or Seller's or the Stockholders' ability to consummate the transactions contemplated by this Agreement, the Seller's Clean-Op Transaction Documents or the Seller's Drape Business Transaction Documents. Neither Seller nor any of the Stockholders is subject to any judgment, order or decree, or entered in or become subject to any lawsuit or proceeding relating to the Purchased Assets or the operation of Seller's Business, except as set forth in Schedule 3.18.

     3.19 Insurance. Seller currently maintains and has continuously maintained since commencement of its operations, property, fire, casualty, worker's compensation, general liability insurance and other forms of insurance relating to its assets and the operation of Seller's Business against risks of the kind customarily insured against (and, where appropriate, in amounts not less than the replacement cost of the Purchased Assets) each of which policies is written on an occurrence basis. Seller shall maintain such insurance policies in full force and effect through the Drape Business Closing Date, except that Seller agrees to maintain workers' compensation insurance relating to Seller's Business through the completion of any transition services. Schedule 3.19 lists all of the insurance policies so maintained by Seller, which schedule includes the name of the insurance provider, the policy number, a description of the type of insurance covered by such policy, the dollar limit of the policy, and the annual premiums for such policy.

     3.20 Benefit Plans and ERISA.

          (a) Schedule 3.20 attached hereto sets forth a true and complete list of each "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans") that is currently in effect, was maintained since December 31, 1994 or which has been approved before the date hereof but is not yet effective, for the benefit of (i) directors or employees of Seller working in the Seller's Business or any other persons performing services for Seller in the Business, (ii) former directors or employees of Seller working in Seller's Business or any other persons formerly performing services for Seller in Seller's Business, and/or (iii) beneficiaries of anyone described in (i) or (ii) (collectively, "Business Employees") or with respect to which Seller or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than Seller, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes Seller) has or has had any obligation on behalf of any Business Employee. Except as disclosed on Schedule
3.20 attached hereto, there are no other benefits to which any Business Employee is entitled.

          (b) Except as set forth in Schedule 3.20, each Employee Benefit Plan is in compliance with the provisions of ERISA and the provisions of the Internal

Revenue Code of 1986, as amended (the "Code"), applicable to it. Except as set forth in Schedule 3.20, Seller has not maintained or contributed to any plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code during its last six (6) fiscal years, and each plan maintained by an ERISA Affiliate which is subject to Title IV of ERISA or Section 412 of the Code is fully accrued and funded in compliance with ERISA and the Code as of the Closing Date, and if any such plan or plans were terminated as of the Closing Date, the termination would satisfy the minimum funding requirements of ERISA and the Code. All Employee Benefit Plans which are "pension plans" as defined in
Section 3(2) of ERISA have received favorable determination letters from the Internal Revenue Service as to their tax-qualified status and the tax-exempt status of any related trust under Sections 401(a) and 501 of the Code, respectively, which determinations are currently in effect.

          (c) Except as set forth in Schedule 3.20, neither Seller nor any ERISA Affiliate maintains or contributes to, is required to maintain or contribute to, or, since December 31, 1975, has maintained or contributed to, a "multiemployer plan" (as defined by Section 4001(a)(3) of ERISA).

          (d) Purchaser shall not, as a result of the transactions contemplated by this Agreement (or any employment by Purchaser of Business Employees): (i) become liable for any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of Seller or any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan or any Employee Benefit Plan sponsored, maintained or contributed to by an ERISA Affiliate (including predecessors thereof) (assuming a like definition of "Employee Benefit Plan" were applicable to ERISA Affiliates as to those same types of agreements, policies, trusts, funds and arrangements sponsored, maintained or contributed to by them) (each such plan for an ERISA Affiliate, an "ERISA Affiliate Employee Benefit Plan"), including, without limitation withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the PBGC, or liabilities under
Section 412 of the Code or Section 302(a)(2) of ERISA, or (ii) be or become a party to any Employee Benefit Plan or any ERISA Affiliate Employee Benefit Plan.

          (e) No ERISA Affiliate and none of the Purchased Assets is subject to any lien arising under ERISA or the Code, including, but not limited to, a lien arising pursuant to Title IV of ERISA or Section 412 of the Code or a lien arising as a result of any tax imposed by Chapter 43 of Subtitle D of the Code. Neither Seller nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA.

          (f) Seller, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan "sponsor" or "administrator" (within the meaning of
Section 3(16) of ERISA) has complied in all respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (such statutory provisions and predecessors thereof are referred to herein collectively as "COBRA"). Schedule 3.20 attached hereto lists the name of each Business Employee who has experienced a "Qualifying Event" (as defined in COBRA) with respect to an Employee Benefit Plan and who is thereby eligible for "Continuation Coverage" (as defined in COBRA) and whose maximum period for Continuation Coverage has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage.
Schedule 3.20 attached hereto also lists the name of each Business Employee who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended ("FMLA")) and is receiving or entitled to receive health coverage under an Employee Benefit Plan, whether pursuant to FMLA, COBRA or otherwise.

          (g) The consummation of the transactions contemplated by this Agreement will not give rise to any liability of Purchaser for any employee benefits, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due from Purchaser to any Business Employee.

          (h) From December 31, 1999 and through the date hereof, except as set forth on Schedule 3.20, other than compensation increases in the ordinary course of business, neither Seller nor any ERISA Affiliate has, nor from the date hereof to the Drape Business Closing will it have, (i) instituted or agreed to institute any new employee benefit plan or practice, (ii) made or agreed to make any change in any Employee Benefit Plan, (iii) made or agreed to make any increase in the compensation payable or to become payable by Seller or any ERISA Affiliate to any Business Employee, or (iv) except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the Employee Benefit Plans, paid or accrued or agreed to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any Business Employee.

     3.21 Immigration Matters.

          (a) With respect to all current employees (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) of Seller, a true and complete list, true and complete copies of all Forms I-9 (Employment Eligibility Verification Forms) completed pursuant to the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder ("IRCA"), and any and all copies of documentation, records or other papers retained with Forms I-9 have been delivered to Purchaser. Seller has complied with IRCA with respect to the completion of Forms I-9 for all employees and the reverification of the employment status of any and all employees whose employment authorization documents indicated a limited period of employment authorization.

          (b) With respect to all former employees who left Seller's employment within three (3) years prior to Closing, Seller has complied with IRCA with respect to the maintenance of Forms I-9 for at least three years or for one year beyond the date of termination, whichever is later. True and complete copies of all Forms I-9 maintained for former employees pursuant to IRCA, and any and all copies of documentation, records or other papers retained with Forms I-9, have been delivered to Purchaser.

          (c) Schedule 3.21 attached hereto contains a true and complete list of all employees of Seller working under INS authorization in E, F, H, J, L, M, O,

P, or TN Visa Status together with a listing of each such employee's visa status and visa expiration date. Purchaser maintains current files containing all Labor Condition Application (LCA) related public and non-public access documentation which it must present upon request by the U.S. Department of Labor or the general public, including but not limited to all documentation noted in 20 CFR ss. 655.760.

          (d) Seller has had no immigration violations and has only employed individuals authorized to work in the United States. Seller has never been the subject of any inspection or investigation relating to its compliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA, nor is such proceeding pending or threatened.

          (e) The consummation of the transactions contemplated by this Agreement will not give rise to any liability for the failure to properly complete, maintain and update Forms I-9, or give rise to any liability for the employment of individuals not authorized to work in the United States, or cause any current employee of Seller hired by Purchaser to become unauthorized to work in the United States.

     3.22 Broker's Fees. Neither Seller nor any of the Stockholders has retained or utilized the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any other person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity with respect thereto, which would obligate the Purchaser to pay any such fees or commissions.

     3.23 Absence of Material Changes.

          (a) Since December 31, 2000, except as set forth on Schedule 3.23, there has not been any material adverse change in the condition (financial or otherwise) of Seller's Business or the liabilities, assets, operations, results of operations, prospects or conditions (financial or otherwise) of Seller.

          (b) Except as will be disclosed on Schedule 3.23, since December 31, 2000, Seller has operated its business in the ordinary course consistent with past practice, and, except in the ordinary course consistent with past practice or as disclosed on Schedule 3.23 Seller has not:

               (i) permitted or allowed any of its assets to be (1) mortgaged, pledged or subjected to any encumbrance, (2) distributed to the Stockholders or
(3) transferred or sold to any parties, other than the sale of Inventory in the ordinary course of business;

               (ii) written down, or failed to write down, or written up the value of any of its inventory or assets, other than in the ordinary course of business consistent with past practice;

               (iii) amended, terminated, cancelled or compromised any claims or waived any other rights;

               (iv) disposed of or permitted to lapse any patent, trademark, assumed name, service mark, trade name or copyright application, registration or license to its business, or under which Seller has any right or license;

               (v) granted any increase in the compensation of the employees of Seller, including, without limitation, any such increase pursuant to any Employee Benefit Plan or established or increased or promised to increase any benefits under any such Employee Benefit Plan;

               (vi) made any material changes in the customary methods of operation of its business, including practices and policies relating to inventory carrying levels, purchasing, marketing or selling;

               (vii)  declared,  made,  set aside or paid any dividends or other
distributions   (whether  in  cash,   securities  or  other   property)  to  the
Stockholders or redeemed any of its capital stock;

               (viii) incurred or assumed any indebtedness for borrowed money or guaranteed any such indebtedness;

               (ix) issued or sold any of its stock, notes, bonds or other securities (including treasury shares), or any option, warrant or other rights to purchase the same;

               (x) sustained any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Seller;

               (xi) entered into any transaction, commitment, contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or the relinquishment of any contract or other right, material to Seller, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

               (xii) (1) granted any severance or termination pay to any director, officer or employee of Seller, (2) entered into any employment, deferred compensation or other similar agreement, (3) increased benefits payable under any existing severance or termination pay policies or employment agreements or (4) increased compensation, bonus or other benefits payable to directors, officers or employees of Seller;

               (xiii) granted any option to purchase, or other right to acquire, capital stock or any security or other instrument convertible into capital stock of any class of Seller to any Person (as defined below);

               (xiv) changed any method of accounting or accounting practice (including in each case tax accounting), except for any such change required by reason of a concurrent change in accordance with generally accepted accounting principles and notice of which has been given in writing to Purchaser;

               (xv) entered into, extended, amended or terminated any Contract;

               (xvi) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.23.

     As used in this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     3.24 Environmental Matters.

          (a) Except as set forth in Schedule 3.24 attached hereto:

               (i) Neither Seller nor any persons or agents operating under the control, direction and supervision of Seller, including without limitation, all employees, agents and contractors of Seller, have placed, spilled, released or deposited any Hazardous Substances (as defined below) in, on, under or around any real property where Seller has ever conducted business in the preceding 5 years or any other facility to which Hazardous Substances from the Purchased Assets may have been taken at any time in the past 5 years (collectively, all such property and facilities, the "Property"); and

               (ii)  Seller's  Business  is,  and  at all  times  has  been,  in compliance with all laws, rules, permits and regulations relating to environmental protection; and except as disclosed in Schedule 3.24, neither Seller nor the Property is in violation of, or subject to any liabilities as a result of any past or current violations by Seller or its employees, agents or contractors of, any existing federal, state or local law (including common law), statute, ordinance, rule or regulation relating to occupational health and safety or relating to pollution or protection of the environment, including without limitation statutes, laws, ordinances, rules and regulations relating to the emission, discharge, spillage, leakage, storage, off-site dumping, release or threatened release of Hazardous Substances into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, and no expenditures are required in connection with the operation of Seller's Business as presently conducted (or as proposed to be conducted pursuant to existing plans of Seller) in order to comply with any such existing statute, law, ordinance, rule or regulation; and

               (iii) None of Seller or the Stockholders has received any written or oral governmental notice, inquiry, or proceeding concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge or other emission of any Hazardous Substance in, on, under, around, about or in the vicinity of, or the transportation of any Hazardous Substance at, from or to the Property, and to the knowledge of Seller, there is no basis for any such notice, inquiry, or proceeding, nor do Seller or Stockholders have any reason to believe that they or Seller's Business is considered potentially liable under, the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, or any similar federal, state or local law, statute, ordinance, rule or regulation; and

               (iv) Seller has obtained all permits, licenses, approvals, consents, orders and authorizations relating to environmental protection ("Environmental Permits") which are required under federal, state or local laws, rules or regulations in connection with Seller's Business or the ownership, use or lease of its assets, and Schedule 3.24 contains a true and complete list and description of each such Environmental Permits; and

               (v) There are no above-ground or underground storage tanks located on the Property; and

               (vi) Neither Seller or Stockholders nor any of their predecessors in interest have assumed the liability of any other person or entity under environmental, health and safety laws by or in connection with any contract or agreement related to Seller's Business.

          (b) Seller has provided to Purchaser true, complete and correct copies of results of any reports, investigations, audits, and inspections, together with supporting studies, analyses and tests, in the possession or control of Seller pertaining to all matters covered by this Section 3.25. Seller has fully disclosed to Purchaser its knowledge of any such reports, investigations, audits and inspections which are not in the possession and control of the Seller. The Seller has responded fully and accurately to Purchaser's (including its consultants' and attorneys') written and oral requests for information relating to environmental, health and safety matters.

          (c) For purposes of this Agreement, the term "Hazardous Substance" shall mean any substance, chemical, contaminant, pollutant, effluent, waste or other material defined or listed in, or otherwise classified pursuant to, any treaty, statute, law, ordinance, rule or regulation applicable to Seller or the Leased Property (federal, state or local) as "hazardous substances," "hazardous materials," "hazardous wastes," "infectious wastes" or "toxic substances". Hazardous Substances shall include, but not be limited to, (i)(A) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, (B) any "hazardous waste" as defined in the Resource Conservation and Recovery Act, (C) any "regulated substance" as defined in the Solid Waste Disposal Act or (D) any substance subject to regulation pursuant to the Toxic Substances Control Act, and any rule, regulation or administrative or judicial order or decision under such laws, (ii) petroleum and refined petroleum products, (iii) friable asbestos and friable asbestos-containing products, (iv) flammable explosives, (v) radioactive materials, (vi) radon, (vii) polychlorinated biphenyls, (viii) exposed lead-based paint, and (ix) any other substance that is regulated or classified as hazardous or toxic under any federal, state or local treaty, statute, law, ordinance, rule or regulation applicable to Seller and/or the Property.

     3.25 Employees and Labor Relations. Seller has furnished to Purchaser a true, correct and complete list of all United States employees of Seller (and being identified as such) along with hire date, the amount of current annual salaries or other rates of compensation for such persons and an indication whether the employee is covered under the group health coverage sponsored by Seller. No employee of Seller is represented by any labor union and Seller is not a party to any collective bargaining agreement. Except as set forth on
Schedule 3.25, Seller has not within the preceding 5 years to the best of Seller's and Stockholder's knowledge, information and belief been subject to any claim, proceeding or investigation involving the Equal Employment Opportunity Commission, the Wage and Hour Division or the Occupational Safety and Health Administration or any similar state or federal agency, and Seller has never been audited by the Office of Federal Contract Compliance. Seller maintains all required books and records mandated by law including, without limitation, EEO-1 reports and OSHA log 200. Except as set forth on Schedule 3.25, none of Seller's employees is party to any employment or compensation agreement with Seller or a party to or subject to any contract, arrangement or commitment containing covenants by such employee not to compete that would interfere with such person's duties in respect of Seller's Business or restrict the clients or customers with whom or the area in which the employee may solicit or conduct business for purposes of Seller's Business, except as may operate in favor or the Seller.

     3.26 Principal Place of Business; Trade Names. The principal place of business for Seller is, and has been for the last five years, as set forth on
Schedule 3.26. Seller has not done business under any names other than its corporate name during such period. The locations at which Seller maintains Inventory is set forth on Schedule 3.26.

     3.27 Customers and Suppliers. Set forth on Schedule 3.27 is a list of the names and addresses of the ten largest customers and the ten largest suppliers (measured by dollar volume of purchases and sales in each case) of the Seller's Business and the percentage of the Business which each such customer or supplier represents or represented during each of the years ended December 31, 1998, 1999 and 2000. Except as set forth on Schedule 3.27, there exist no actual or to the knowledge of Seller or any stockholder, threatened termination, cancellation or limitation of, or any modification or change in the business relationship with any customer or group of customers listed on Schedule 3.27 or whose purchases individually or in the aggregate are material to the operations of the Business or with any supplier or group of suppliers listed in Schedule 3.27, or whose sales individually or in the aggregate are material to the operations of the Business, and there exist no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives which Seller can now reasonably foresee would materially adversely effect the Business or prevent the conduct of the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

     3.28 Warranties and Product Liabilities. Each product manufactured, sold, leased or delivered by Seller has been in conformity with all applicable contractual commitments and all expressed and implied warranties, and Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against anything giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Unaudited Balance Sheets. No product manufactured, sold, leased or delivered is subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of sale or lease.
Schedule  3.28  includes  copies of the standard  current  conditions of sale of

Seller (including applicable guaranty, warranty and indemnity provisions) and a summary of the warranty expense incurred by the Seller during the last two fiscal years. Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, compliant, claim or demand against Seller giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased, or delivered by Seller.

     3.29 Full Disclosure. The statements, representations and warranties made by Seller and the Stockholders in this Agreement and in the Schedules and Exhibits attached hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

     In order to induce Seller and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser represents and warrants to Seller and the Stockholders as follows, each of which representation and warranty is material to and relied upon by Seller and the
Stockholders:

     4.1 Organization of the Purchaser. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and has the corporate power and authority to own its property and to carry on its business as now being conducted by it.

     4.2 Corporate Power and Authority; Due Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Purchaser's Transaction Documents (as defined in Section 8.4 below). Prior to the Closing, the Board of Directors of the Purchaser shall have duly approved and authorized the execution and delivery of this Agreement and each of the Purchaser's Transaction Documents (as defined in Section 8.4 below) and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Purchaser are necessary to approve and authorize the execution and delivery of this Agreement and such Purchaser's Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement and each of the Purchaser's Transaction Documents constitutes a valid and binding agreement of Seller and/or the Stockholders, as the case may be, this Agreement and each of the Purchaser's Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to general equitable principles.

     4.3 No Conflict; Consents. The execution and delivery by the Purchaser of this Agreement, the Purchaser's Transaction Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which the Purchaser is a party, or by which the Purchaser or the property of the Purchaser is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate the Purchaser's Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to the Purchaser, or the business or assets of the Purchaser, and relating to the transactions contemplated herein, except, with respect to (a) and (b) above, Purchaser's obtaining the consent of its senior lender to the transactions contemplated herein.

     4.4 Brokers Fees and Expenses. The Purchaser has not retained or utilized the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any other person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity which would obligate Seller or the Stockholders to pay any such fees or commissions.

     4.5 Conversion Shares. Upon and in the event of the issuance of the Conversion Shares (as such term is defined in the Note and Key Employee Note), such Conversion Shares shall be duly authorized, fully paid and non-assessable.

     4.6 Purchaser Disclosure. As of the date hereof, Isolyser Company, Inc., a Georgia corporation ("Isolyser"), has made all necessary filings pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended (the "1934 Act") (collectively, the "Isolyser Public Reports"). The Isolyser Public Reports complied at the respective times of the filing thereof in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, and, as of the dates thereof, to Purchaser's knowledge, did not contain any untrue statement of any material fact or fail to state a material fact required therein to be stated in order to make the statements therein not misleading. Notwithstanding the foregoing, in respect of the Private Securities Litigation Reform Act of 1995, statements made by Isolyser in its Public Reports which are not historical facts, including projections, statements or plans, objectives, expectations, or future economic performance, are forward looking statements that are subject to risks and uncertainties and are subject to the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Isolyser's future performance could differ significantly from that set forth in the Isolyser Public Reports, and from the expectation of management. Important factors that could cause financial performance to differ materially from those expressed in any forward looking statements include, without limitation, the risk factors included Isolyser's Public Reports on Form 10-K for the year ended December 31, 1999.

                                    ARTICLE V
                              ADDITIONAL COVENANTS

     5.1 Due Diligence Review. To facilitate Purchaser's due diligence, Seller will provide Purchaser and its independent accountants, legal counsel and other representatives full access to Seller's properties, facilities, books, records, financial operating data, contracts and other materials of Seller.

     5.2 Confidentiality.

     Except as may be required by law or as otherwise provided or permitted herein, unless and until the closing occurs, each of Seller, the Stockholders and Purchaser shall, and shall cause their employees, agents, counsel, accountants, advisors, financial consultants and other representatives to, (i) hold in strict confidence any and all information obtained from the other parties hereto or their representatives concerning the terms or conditions of the transactions contemplated herein or the fact that such transactions are being contemplated and (ii) not disclose or use any such information (unless such information is or becomes ascertainable from public sources or public disclosure of such information is in the good faith judgment of the Purchaser required by law); provided, however, that nothing contained herein shall limit the right of any such persons to disclose any such information (A) to their employees, agents, representatives, counsel, accountants, lenders (and their representatives), or financial advisors for the purpose of facilitating the consummation of the transactions contemplated hereby, provided that such other third persons are advised of the confidential nature of such information, (B) to the extent required to enforce any legal rights arising in connection with this Agreement, or (C) to customers or suppliers in connection with Purchaser's due diligence review.

     5.3 Employment Matters. Prior to the Clean-Up Closing and the Drape Business Closing, as the case may be, Seller shall provide any notices and other communications to employees of Seller to the extent required under the Worker Adjustment and Retraining Act (the "WARN Act") and applicable state laws.

     5.4 Consents.

     Promptly after execution of this Agreement, Seller and the Stockholders will apply for or otherwise seek, and use their best efforts to obtain, all consents and approvals required with respect to Seller and/or the Stockholders or the Purchased Assets for consummation of the transactions contemplated hereby, including without limitation, those consents to be listed in Schedule
3.4 (including consents relating to the assignment of the Contracts to Purchaser). Any charges imposed by lessors or other parties to the Contracts for such consents shall be borne by Seller.

     5.5 Noncompetition Agreements. Concurrently with the Clean-Op Closing, in consideration of the acquisition of Purchased Assets as contemplated herein, Seller and each of the Stockholders and the other persons named on Schedule 5.5 shall enter into a five-year noncompetition agreement with Purchaser in the form of Exhibit 5.5A (for Seller) and Exhibit 5.5B (for Stockholders and such other person) attached (collectively, the "Noncompetition Agreements").

     5.6 Employment Agreement.

          (a) Concurrently with each of the Clean-Op Closing and the Drape Business Closing, Purchaser shall enter into an Employment Agreement with those persons set forth in Schedule 5.6(a) attached hereto in substantially the form of Exhibit 5.6 attached hereto (collectively the "Employment Agreements").

          (b) Seller shall cooperate with Purchaser to cause those employees of Seller designated by Purchaser in advance of the respective closings to execute and deliver to Purchaser such documents and agreements as reasonably may be required by Purchaser in connection with Purchaser's hiring of such employees designated by Purchaser including, without limitation, covenants and documents acceptable to Purchaser.

          (c) Purchaser affirms to Seller its current intention that Purchaser intends to offer employment by Purchaser of those United States domestic employees of Seller set forth on Schedule 5.6(c) attached hereto and, if such persons become employees of Purchaser, to provide such United States domestic employees of Purchaser with Purchaser's standard vacation benefits.

     5.7 Conduct of Business by Seller Pending Closing. Seller and each Stockholder covenant and agree that, unless Purchaser shall otherwise consent in writing, between the date hereof and the Drape Business Closing Date, the Seller's Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Seller will use its reasonable best efforts to preserve substantially intact the Seller's Business, to keep available the services of the present officers, employees and consultants of Seller, and to preserve the present relationships of Seller with customers, clients and other persons having business relationships with Seller. By way of amplification and not limitation, except as expressly provided for in this Agreement, Seller and each of the Stockholders covenant that, between the date hereof and the Drape Business Closing Date, Seller and the Stockholders shall not, directly or indirectly, do any of the following without the prior written consent of Purchaser:

          (a) (i) issue, sell, gift, pledge, transfer, dispose of, encumber, or authorize any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, Seller; (ii) amend the Articles of Incorporation or Bylaws of Seller; (iii) split, combine or reclassify any outstanding shares of Seller's capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to Seller's capital stock (except for salary and bonuses in the ordinary course of business, in a manner consistent with past practices and as disclosed to Purchaser in writing in advance of payment); (iv) redeem, purchase or otherwise acquire any shares of Seller's capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.7(a);

          (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof; (ii) sell, pledge, dispose of, or encumber any Purchased Assets of Seller; (iii) enter into any material contract or agreement, except for customer contracts in the ordinary course of business; (iv) after the date hereof, authorize or make any capital expenditures without the consent of Purchaser; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.7(b);

          (c) except as set forth on Schedule 3.23, take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to (i) increasing the compensation or other remuneration of any officer, director, stockholder or employee of Seller, (ii) paying any bonuses to any of its employees (except for bonuses earned in the ordinary course of business pursuant to bonus plans described herein and disclosed to Purchaser), (iii) granting of any severance or termination pay (otherwise than pursuant to policies of Seller in effect on the date hereof and disclosed to Purchaser), or (iv) increasing benefits payable under its severance or termination pay policies in effect on the date hereof;

          (d) take any action with respect to, or make any change in, its methods of management, distribution, marketing, accounting or operating (including practices relating to payment of trade accounts and carrying levels of inventory) or relating to writing down or failing to write down (in accordance with its past practices consistently applied) or writing up the value of any inventory or other assets of Seller;

          (e) take any action or enter into any agreement or make any change in the billing or collection of its accounts receivable and unbilled claims (other than in the ordinary course of business and consistent with past practices), including without limitation, discounting or writing off any of Seller's accounts receivable or work in progress for early payment, or granting any other deduction or discount thereon or accelerating the collection thereof;

          (f) change any existing bank accounts or lock box arrangements of Seller, except for deposits, withdrawals, or changes of signatories in the ordinary course of business; or

          (g) waive any material rights of Seller or settle any material claim involving Seller.

     5.8 Public Announcements. Except for any public announcement relating to the transactions contemplated herein as may be required by law (in which case the announcing party shall notify the other party in writing and reasonably cooperate with the other party regarding the content of such announcement) or as provided in this Section, and except as otherwise permitted by this Agreement, each of the Seller, the Stockholders and Purchaser agrees that until the closings of the transactions contemplated herein, each of such parties will not, and will direct its directors, officers, employees, representatives and agents who have knowledge of the transactions not to, disclose to any person who is not a necessary participant in discussions concerning the transactions (other than persons whose consent is required to be obtained hereunder and persons to whom due diligence inquiries may be made by Purchaser), any of the terms, conditions or other facts with respect to the transactions contemplated herein. Purchaser and Seller shall reasonably cooperate to agree on the timing, method and content of any announcement to the public or their respective employees regarding the consummation of the transactions contemplated hereby, including the closings.

Seller and the Stockholders acknowledge that Purchaser intends to make a public announcement relative to the existence of this Agreement and the transactions contemplated hereby in connection with the Clean-Op Closing.

     5.9 No Negotiations. From and after the date hereof until the Drape Business Closing, neither the Stockholders, Seller, the officers or directors of Seller, nor anyone acting on behalf of Seller or any Stockholder, shall, directly or indirectly, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm or other entity or group (other than Purchaser or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving Seller.

     5.10 Tax Matter Covenants.

          (a) As used in this Agreement, the following terms have the specified meanings:

               (i) "Tax Authority" shall mean any United States federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

               (ii) "Tax Return" shall mean any return, amended return, estimated return, information return and statement (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Tax.

               (iii) "Taxes" shall mean all taxes, charges, fees, interest, fines, penalties, additions to tax or other assessments, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority, payable by Seller or relating to or chargeable against Seller's assets, revenues or income.

          (b) Seller and the Stockholders shall be solely responsible for and shall pay, without any cost to the Purchaser (i) any and all Taxes for which Seller or Stockholders are or may be liable, arising from Seller's activities, Clean-Op Business or use of the Purchased Assets relating to the Clean-Op Business prior to the Clean-Op Closing (regardless of whether the filing of any Tax Return with respect thereto or payment of any amount in respect thereof is filed, paid or due prior to, on or after the Clean-Op Closing Date), (ii) any Taxes of Seller or Stockholders with respect to the acquisition by Purchaser from Seller of any Purchased Assets relating to the Clean-Op Business, and all other Taxes, if any, imposed by any Tax Authority assessed in connection with, on account of or resulting from the consummation of the transfer of the Purchased Assets to the Purchaser.

          (c) Seller and the Stockholders shall be solely responsible for and shall pay, without any cost to the Purchaser (i) any and all Taxes for which


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

Seller or Stockholders are or may be liable, arising from Seller's activities, the Drape Business or use of the Purchased Assets relating to the Drape Business prior to the Drape Business Closing (regardless of whether the filing of any Tax Return with respect thereto or payment of any amount in respect thereof is filed, paid or due prior to, on or after the Drape Business Closing Date), (ii) any Taxes of Seller or Stockholders with respect to the acquisition by Purchaser from Seller of any Purchased Assets relating to the Drape Business, and all other Taxes, if any, imposed by any Tax Authority assessed in connection with, on account of or resulting from the consummation of the transfer of the Purchased Assets to the Purchaser.

          (d) Except as otherwise provided in this Agreement, the parties hereby agree that each of them shall cooperate with the other in executing or causing to be executed any required document and by making available to the other all work papers, records and notes of any kind at all reasonable times for the purpose of allowing the appropriate party to complete Tax Returns, participate in a proceeding, obtain refunds, make any determination required under this Agreement or defend or prosecute Tax claims. Notwithstanding anything to the contrary contained herein, Seller and the Stockholders shall have sole and exclusive authority and responsibility to prepare and file all Tax Returns concerning Seller and its related activities occurring prior to the Clean-Op Closing or the Drape Business Closing, as applicable, including, without limitation, its operation of Seller's Business and its use of the Purchased
Assets  and  all  matters  under  agreements  not  being  assumed  by  Purchaser
(regardless of when such return is filed). Purchaser shall not directly or indirectly take any action to prepare or file such Tax Return but shall be given copies of any such return filed by Seller.

     5.11 Transaction Expenses. All of the expenses incurred by Purchaser in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and other agreements referred to herein and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser, shall be paid by Purchaser ("Purchaser Transaction Expenses"). All expenses incurred by the Seller or the Stockholders in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants, shall be paid by the Seller or the Stockholders before the Drape Business Closing or shall be deducted by Purchaser from the Drape Business Cash Payment ("Seller Transaction Expenses").

     5.12 Access to Books and Records Following the Closing. After the Clean-Op Closing and the Drape Business Closing, as applicable, Seller and the Stockholders shall preserve all of the records and books, customer records, and any other records of Seller relating to Clean-Op Business and the Drape Business or the Purchased Assets related thereto until the fifth anniversary of the Clean-Op Closing Date or the Drape Business Closing Date, as applicable, and, until such time, make them available, during normal business hours, to Purchaser and its designees, counsel, accountants, and others authorized by them for inspection and the making of copies thereof. Prior to the disposal of any such materials, Seller shall offer to deliver such materials to Purchaser.

     5.13 Change of Corporate Names; License to Use Intellectual Property. Within five business days following the Drape Business Closing, Seller shall change its corporate name to remove any reference to "Deka". From and after the Clean-Op Closing, Purchaser shall have the royalty free right and license to use the name "Deka" and all other Intellectual Property (whether or not then transferred by Seller to Purchaser) of Seller in connection with the labeling, shipment, marketing and selling of products formerly manufactured by Seller and for use of any labels acquired from Seller.

     5.14 Financial Reports. Until the Drape Business Closing, on or before the 20th day of each calendar month following the date of this Agreement, Seller shall deliver to Purchaser unaudited financial statements (including a balance sheet and statements of operations and cash flow) of Seller as of the end of the previous month and for the year to date.

     5.15 Audited Financial Information.

          (a) Prior to the Drape Business Closing, Seller shall cause KPMG to complete and deliver to Seller and Purchaser (i) the audited balance sheets of Seller at December 31, 1999 and 1998 (collectively, the "Audited Balance Sheets"), and (ii) the related audited income statements and related financial information and notes for the twelve month periods then ended (collectively, the "Audited Income Statements") each containing an unqualified audit report of such independent certified public accountant (the Audited Balance Sheets and the Audited Income Statements are herein collectively referred to as the "1999 Audited Financial Statements"). The 1999 Audited Financial Statements will be prepared in accordance with GAAP consistently applied and Regulation S-X.

          (b) Prior to the Drape Business Closing, KPMG shall confirm to Purchaser that KPMG is able to prepare an audit report with respect to the assets and liabilities of Purchaser at December 31, 2000 and the operations of Purchaser for the year then ended in accordance generally accepted auditing standards, GAAP and Regulation S-X, as well as KPMG's consent to include such audit report and related financial statements in Purchaser's current report on Form 8-K relative to the transactions contemplated by this Agreement. To the extent that the cost incurred by Purchaser to obtain such audit report exceed $50,000, Seller agrees to reimburse Purchaser for same.

     5.16 Transition Services. From and after the Clean-Op Closing and until the earlier to occur of (a) the Drape Business Closing or (b) the later of (i) the date of termination of this Agreement or sixty days following the Clean-Op Closing Date, Seller shall provide to Purchaser out of Seller's Jacksonville, Florida facility without cost to Purchaser the use of such personnel, equipment and leasehold improvements currently located at such facility as may be reasonably requested by Purchaser to transition the Clean-Op Business to a location designated by Purchaser.

          (b) From and after the Drape Business Closing, Seller shall provide to Purchaser out of Seller's facilities located at Jacksonville, Florida and Columbus, Mississippi, the use of such personnel, equipment and leasehold improvements as may be reasonably requested by Purchaser, to transition the operations formerly conducted at such facilities to such other locations as may be designated by Purchaser. Such services shall be provided on a week to week basis as may be reasonably requested by Purchaser at a cost per week payable in advance of $7,000 for Columbus and $5,000 for Jacksonville, provided that Seller and Purchaser agree to equitably reduce the applicable amounts payable for such Transition Services by that amount equal to reductions in overhead expenses of Seller at such locations from the date hereof to the applicable time of payment. Purchaser agrees to continue such payments for a minimum of eight (8) weeks following the Drape Business Closing.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties hereto shall survive the Clean-Op Closing and Drape Business Closing, as applicable, for a period of five years from and after the respective closing dates or the period(s) of the statute of limitations relating to the indemnified claim if less than five years, except that the representations and warranties made in Sections 3.12 and
5.10 (regarding Taxes), Section 3.20 (Employee Benefits) at Section 3.24 (Environmental Matters) shall survive through the period(s) of the statute of limitations (collectively, the "Expiration Dates"). If written notice of a claim has been given prior to, but not after, the applicable Expiration Date, then the relevant representations, warranties and covenants shall survive as to such claim, until the claim has been finally resolved.

     6.2 Indemnification by Seller and Stockholders.

          (a) Seller hereby agrees to indemnify and hold harmless Purchaser, and Purchaser's stockholders, officers and directors, employees and agents and their respective successors and assigns (collectively, the "Purchaser Indemnified
Parties") from and against any and all claims, damages, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal costs and expenses) and judgments (at equity or at law) arising out of or resulting from (i) the breach of any representation, warranty or covenant of the Seller or the Stockholders under this Agreement or the Seller's Clean-Op Transaction Documents or the Seller's Drape Business Transaction Documents, (ii) the operation of the Clean-Op Business or the ownership or use of the Purchased Assets used in the Clean-Op Business prior to the Clean-Op Closing, other than the Assumed Liabilities assumed by Purchaser at the Clean-Op Closing, (iii) the operation of the Seller's Drape Business or the ownership or use of the Purchased Assets prior to the Drape Business Closing, other than the Assumed Liabilities, (iv) any liabilities of the Seller's Business not expressly assumed by Purchaser, (v) any action, claim, suit or proceeding based on the failure of Seller or Stockholders to comply with Section 5.10 above, (vi) the Excluded Assets, and (vii) any creditors rights or debtor relief laws or actions with respect to Seller (including, without limitation, any claims of avoidance of transfers or rejections of contracts).

          (b) Each of the Stockholders hereby agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all claims, damages, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal costs and expenses) and judgments (at equity or at law) arising out of or resulting from (i) the breach of any representation, warranty or covenant of such Stockholder under this Agreement or the Seller's Clean-Op Transaction Documents or the Drape Business Transaction Documents and
(ii) any creditors  rights or debtor relief laws (including  without  limitation
Title 11 of the United States Code) or actions with respect to Seller (including, without limitation, any claims of avoidance of transfers or rejections of contracts). The Stockholders' indemnification obligations under Subsection 6.2(b)(ii) shall be limited to that amount set forth on Schedule 6.2(b) with respect to each of the Stockholders.

     6.3 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and the Stockholders and their respective officers, directors, employees, agents, successors, assigns, heirs and beneficiaries (collectively the "Seller Indemnified Parties") from and against any and all claims, damages, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal costs and expenses) and judgments (at equity or at law) arising out of or resulting from (a) the breach of any representation, warranty or covenant of Purchaser under this Agreement or any the Purchaser's Transaction Documents, (b) any Assumed Liabilities, and (c) the operation of the Business or the ownership or use of the Purchased Assets following the Drape Business Closing.

     6.4 General Indemnification Provisions.

          (a) The indemnified party shall promptly notify the indemnifying party of any third party claim, demand, action or proceeding ("Third Party Claim") for which indemnification is sought under Section 6.2 or 6.3 of this Agreement (such notice to state the nature and basis of the claim, demand, action or proceeding) and, the indemnified party will have the right to conduct and control the defense thereof using counsel reasonably acceptable to the indemnifying party. The indemnifying party shall have the right to participate, at its own expense, with respect to any such Third Party Claim. In connection with any such Third Party Claim, the parties thereto shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such Third Party Claim shall be settled without prior written consent of the indemnified party and indemnifying party, which consent may not be unreasonably withheld; provided, however, that such settlement shall not adversely effect Purchaser's business and shall include a full and complete release of Purchaser.

          (b) Any payment pursuant to this Article VI shall be made not later than thirty (30) days after receipt by the indemnifying party of written notice from the indemnified party stating that an indemnifiable amount has been paid to a third party, and specifying the amount thereof and the amount of the indemnity payment requested.

     6.5 Set Off. Purchaser shall have the right to set off against the Note or any other sums due from Purchaser to Seller any amount owed to Purchaser under this Article VI.

     6.6 Condition Precedent to Payment of Indemnification Claims. Prior to any indemnifying party having any obligation to make a payment by way of indemnification to any indemnified party, the indemnified party shall have accrued at least $100,000 by way of unpaid indemnification claims, at which time the indemnifying party shall be obligated for the first $1.00 of all accrued and unpaid indemnification claims. Notwithstanding the foregoing, this Section shall in no way restrict or limit the Purchaser Indemnified Parties right to indemnification (a) with respect to the Clean-Op Business unless and until the Drape Business Closing shall have occurred, (b) for the matters set forth in Sections 6.2(a)(vii) or 6.2(b)(ii), or (c) for any breach of Seller's Clean-Op or Drape Business Transaction Documents.

                                   ARTICLE VII
                          CONDITIONS TO OBLIGATIONS OF
                             THE PURCHASER TO CLOSE

     Each and every obligation of the Purchaser under this Agreement to be performed on or prior to the Clean-Op Closing and the Drape Business Closing, as applicable, shall be subject to the fulfillment, on or prior to the applicable closing, of each of the following conditions unless and to the extent any such condition is expressly waived in writing by the Purchaser:

     7.1 Representations and Warranties True at Closing. The representations and warranties made by Seller or the Stockholders in or pursuant to this Agreement or given on their behalf hereunder shall be true and correct in all material respects on and as of the Clean-Op Closing Date and the Drape Business Closing Date, as applicable, (without regard to any knowledge qualification) with the same effect as though such representations and warranties had been made or given on and as of such closing date; provided, that, such representations and warranties may be subject to modification to the extent such modification directly results from changes in economic conditions generally or such changes which are specific to the medical products industry as a whole or changes resulting from the announcement of the transactions contemplated hereby or from the actions of Purchaser after the date of this Agreement.

     7.2 Obligations Performed. Seller and the Stockholders shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by them prior to or at the Clean-Op Closing and the Drape Business Closing, as applicable.

     7.3 Consents. Seller shall have obtained and delivered to Purchaser the written consents set forth on Schedule 3.4 and all of such consents shall remain in full force and effect at and as of the Clean-Op Closing and the Drape Business Closing, as applicable.

     7.4 Closing Deliveries of Seller and Stockholders at the Clean-Op Closing. At the Clean-Op Closing, Seller and the Stockholders shall have delivered to Purchaser each of the following, together with any additional items which Purchaser may reasonably request to effect the transactions contemplated herein (any documents, instruments, or certificates referenced below, collectively, are the "Seller's Clean-Op Transaction Documents"):

          (a) all of the Purchased Assets used or held for use by Seller in the Clean-Op Business, including all of the Purchased Assets described in Section
1.1 of this Agreement relating to the Clean-Op Business;

          (b) a certified copy of the resolutions of the stockholders and the directors of Seller, authorizing the transactions contemplated herein for the Clean-Op Closing and the Seller's execution, delivery and performance of this

Agreement and the Seller's Clean-Op Transaction Documents by Seller, together with an incumbency certificate with respect to officers of Seller executing documents or instruments on behalf of Seller;

          (c) certificates of the President of Seller certifying as to the matters set forth in Sections 7.1 and 7.2 hereof and as to the satisfaction of all other conditions set forth in this Article 7;

          (d) the Employment Agreements to be signed at the Clean-Op Closing;

          (e) the Bill of Sale in the form of Exhibit 7.4(e) attached;

          (f) the Assignment and Assumption Agreement in the form of Exhibit 7.4(f);

          (g) the Noncompetition Agreements duly executed by Seller, the Stockholders and the other parties required to execute the same at the Clean-Op Closing;

          (h) written consents from all parties to the Contracts whose consent to the transactions contemplated for the Clean-Op Closing are required;

          (i) true, correct and complete lists of the Accounts Payable, Accounts Receivable, and Inventory with respect to the Clean-Op Business as of the Clean-Op Closing Date;

          (j) an  opinion  of  counsel  to Seller  substantially  in the form of
Exhibit 7.4(j) attached hereto;

          (k) "paydown" letters from each of the secured creditors of Seller addressed to Seller and Purchaser, indicating the balance owed to each of Seller's secured creditors as of the Clean-Op Closing Date, together with duly executed copies of UCC releases releasing the security interest of all secured creditors of Seller in any of the Purchased Assets relating to the Clean-Op Business;

          (l) all documents and instruments necessary or appropriate for filing with any state or federal agency to further effect the transfer of the Clean-Op Intellectual Property identified on Schedule 3.17 from Seller to Purchaser; and

          (m)  any  other  documents  or  agreements   contemplated   hereby  or
reasonably necessary or appropriate to consummate the transactions contemplated hereby in the Agreement for the Clean-Op Closing.

     7.5 Closing Deliveries of Seller and Stockholders at the Drape Business Closing. At the Drape Business Closing, Seller and the Stockholders shall have delivered to Purchaser each of the following, together with any additional items which Purchaser may reasonably request to effect the transactions contemplated herein (any documents, instruments, or certificates referenced below, collectively, are the "Seller's Drape Business Transaction Documents"):

          (a) possession of all of the Purchased Assets used or held for use in the Drape Business, including all of the Purchased Assets described in Section
1.1 of this Agreement relating to the Drape Business;

          (b) a certified copy of the resolutions of the stockholders and the directors of Seller, authorizing the transactions contemplated herein for the Drape Business Closing and the Seller's execution, delivery and performance of this Agreement and the Seller's Drape Business Transaction Documents, together with an incumbency certificate with respect to officers of Seller executing documents or instruments on behalf of Seller;

          (c) certificates of the President of Seller certifying as to the matters set forth in Sections 7.1 and 7.2 hereof and as to the satisfaction of all other conditions set forth in this Article 7;

          (d) the Bill of Sale in the form of Exhibit 7.5(d) attached;

          (e) the Assignment and Assumption Agreements in the form of Exhibit 7.5(e);

          (f) a transfer and assignment of the leases which are included within Assumed Contracts in form and substance acceptable to Purchaser;

          (g) written consents from all parties to the Contracts whose consent to the transactions contemplated for the Drape Business Closing are required;

          (h) duly executed Employment Agreements and Noncompetition Agreements to be signed at the Drape Business Closing;

          (i) true, correct and complete lists of the Accounts Payable, Additional Liabilities, Accounts Receivable, and Inventory as of the Drape Business Closing Date;

          (j) "paydown" letters from each of the secured creditors of Seller addressed to Seller and Purchaser, indicating the balance owed to each of Seller's secured creditors as of the Drape Business Closing Date, together with duly executed copies of UCC releases releasing the security interest in any of the Purchased Assets of all secured creditors of Seller;

          (k) all documents and instruments necessary or appropriate for filing with any state or federal agency to further effect the transfer of the Drape Business Intellectual Property identified on Schedule 3.17 from Seller to Purchaser; and

          (l) an  opinion  of  counsel  to Seller  substantially  in the form of
Exhibit 7.4(j) attached hereto; and

          (m)  any  other  documents  or  agreements   contemplated   hereby  or
reasonably necessary or appropriate to consummate the transactions contemplated hereby.

     7.6 No Challenge. As of the Clean-Op Closing Date and the Drape Business Closing Date, as applicable, there shall not be pending or threatened any action, proceeding or investigation challenging, or seeking material damages in connection with, the acquisition by the Purchaser of the Purchased Assets or the ability of Purchaser or any of its affiliates to own and operate Seller's Business or otherwise materially adversely affecting Seller's Business or the Purchased Assets.

     7.7 No Investigations of Seller or Business. As of the Clean-Op Closing Date and the Drape Business Closing Date, as applicable, there shall be no, and neither Seller nor any of the Stockholders shall have any knowledge of or reason to know of any, pending or threatened, investigation by any municipal, state or federal government agency or regulatory body with respect to Seller, the Purchased Assets or Seller's Business.

     7.8 Legality. As of the Clean-Op Closing Date and the Drape Business Closing Date, as applicable, no federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

     7.9 Regulatory Matters. As of the Clean-Op Closing Date and the Drape Business Closing Date, as applicable, all filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the transactions contemplated by this Agreement and all actions by or in respect of, or filings with, any governmental body, agency or official or any other person required to permit the consummation of the transactions contemplated herein so that the Purchaser shall be able to continue to carry on Seller's Business substantially in the manner now conducted by Seller shall have been taken or made.

     7.10 Senior Lender Consent. As of the Clean-Op Closing Date and the Drape Business Closing Date Purchaser shall have received and there shall remain in full force effect any consents required under Purchaser's credit agreement with its senior lender for the consummation of the transactions contemplated on each respective closing date.

     7.11 Due Diligence. At the Clean-Op Closing Date and the Drape Business Closing Date, as applicable, Purchaser shall be satisfied, in its sole discretion, with the results of its environmental and other due diligence investigation of Seller, Seller's Business, the Purchased Assets and the Assumed Liabilities.

                                  ARTICLE VIII
                             CONDITIONS TO SELLER'S
                        AND THE STOCKHOLDERS' OBLIGATIONS

     Each and every obligation of Seller and the Stockholders under this Agreement to be performed on or prior to the Clean-Op Closing and the Drape Business Closing, as applicable, shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is specifically waived in writing by Seller and the
Stockholders:

     8.1 Representations and Warranties True at Closing. The representations and warranties made by the Purchaser in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct in all material respects, on and as of the Clean-Op Closing Date and the Drape Business Closing Date, as applicable, with the same effect as though such representations and warranties had been made or given on and as of the Clean-Op Closing Date and the Drape Business Closing Date, as applicable.

     8.2 Obligations Performed. The Purchaser shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by it prior to or at the Clean-Op Closing Date and the Drape Business Closing Date, as applicable.

     8.3 Closing Deliveries of Purchaser. The Purchaser shall have delivered to the Seller each of the following, together with any additional items which the Seller and Stockholders may reasonably request to effect the transactions contemplated herein (collectively, "Purchaser's Transaction Documents"):

          (a) certified copies of the resolutions of the Board of Directors of Purchaser authorizing the transactions contemplated herein and the execution, delivery and performance of this Agreement and the Purchaser's Transaction Documents by the Purchaser, together with incumbency certificates with respect to the respective officers of the Purchaser executing documents or instruments on behalf of the Purchaser;

          (b) a certificate of the President of the Purchaser certifying as to the matters set forth in Sections 8.1 and 8.2 hereof and as to the satisfaction of all other conditions set forth in this Article 8;

          (c) at the Clean-Op Closing, the Clean-Op Purchase Price, and at the Drape Business Closing, the Drape Business Purchase Price;

          (d) the Assignment and Assumption Agreements; and

          (e)  any  other  documents  or  agreements   contemplated   hereby  or
reasonably necessary or appropriate to consummate the transactions contemplated hereby.

     8.5 Legality. As of the Clean-Op Closing Date and the Drape Business Closing Date, as applicable, no federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

                                   ARTICLE IX
                                   TERMINATION

     9.1 Termination. This Agreement may be terminated at any time before the Drape Business Closing Date:

          (a) by mutual written consent of the Purchaser and Seller;

          (b) by Purchaser, if any of the conditions set forth in Article VII hereof shall not have been satisfied on or before March 31, 2001;

          (c) by Seller if any of the conditions set forth in Article VIII hereof shall not have been satisfied on or before March 31, 2001, provided Seller and the Stockholders shall not have breached any representation, warranty or covenant made on its or their behalf in this Agreement;

          (d) by Purchaser in the event Seller or any of the Stockholders shall have breached in any material respect any representation or warranty contained in this Agreement or failed to perform and comply in any material respect with all agreements, conditions and obligations required by this Agreement to be performed or complied with by Seller or any of the Stockholders; or

          (e) by Seller if Purchaser shall have failed to complete the Clean-Op Closing or the Drape Business Closing on or before March 31, 2001, provided Seller and the Stockholders shall not have breached any representation, warranty or covenant made on its or their behalf in this Agreement.

     9.2 Effects of Termination. In the event this Agreement is terminated pursuant to Section 9.1(a), (b) or (c) above, no party shall have any further obligations to the others hereunder except Sections 3.22, 4.4 and 5.11 shall survive any termination of this Agreement and, if the Clean-Op Closing shall have previously occurred, this Agreement (including, without limitation, Article 6 hereof) shall remain in full force and effect with respect to the terms and conditions of this Agreement regarding the Clean-Op Business, the Clean-Op Closing and the transactions contemplated thereby. In the event of a termination of this Agreement pursuant to Sections 9.1(d) or (e) above, the terminating party shall retain all of its rights and remedies available at law or in equity.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

     10.1 Severability. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

     10.2 Modification. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

     10.3 Assignment, Survival and Binding Agreement. This Agreement may not be assigned by Purchaser, except (a) Purchaser may assign this Agreement to an
"Affiliate" of Purchaser, and (b) Purchaser may assign its indemnification rights under this Agreement to The Chase Manhattan Bank, as Agent, under Purchaser's Amended and Restated Credit Agreement dated as of August 30, 1996, as amended. This Agreement may not be assigned by Seller or any of the Stockholders, without the prior written consent of Purchaser. "Affiliate" of Purchaser means an entity that directly or indirectly controls, is controlled by or is under common control with Purchaser. The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

     10.4  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.5 Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be personally delivered, sent by a recognized overnight delivery service which guarantees next day delivery ("Overnight Delivery") or mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

     If to Seller or the Stockholders:      Deka Medical, Inc.
     (If by mail)                           P. O. Box 2426
                                            Columbus, Mississippi 39704
                                            Attention:  President

     If to Seller or the Stockholders:      Deka Medical, Inc.
     (If by courier)                        168 Rosecrest Lane
                                            Columbus, Mississippi 39701

     with a copy to:                        Hallett & Perrin P.C.
                                            717 N. Harwood, Suite 1400
                                            Dallas, Texas  75201
                                            Attention:  Bruce Hallett, Esq.

     If to Purchaser:                       Microtek Medical, Inc.
                                            512 Lehmberg Road
                                            Columbus, Mississippi 39702
                                            Attention:  President

     with a copy to:                        Arnall Golden & Gregory, LLP
                                            2800 One Atlantic Center
                                            1201 West Peachtree Street
                                            Atlanta, Georgia 30309
                                            Attention:  Stephen D. Fox, Esq.

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are given in accordance herewith (i) by personal delivery, will be deemed effective on delivery and receipt thereof by the receiving party, (ii) by Overnight Delivery, will be deemed effective on the first business day immediately following the date sent, and (iii) by U.S. mail, will be effective three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which Purchaser is open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

     10.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than Seller, Purchaser and the Stockholders, any rights or remedies hereunder.

     10.7 Further Assurances. The parties to this Agreement agree to execute and deliver, both before and after the Closing, any additional information, documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby. Each of the Stockholders and Seller agree to provide to the Purchaser, both before and after the Closing, such information as the Purchaser may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the Business following Closing.

     10.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSISSIPPI, WITHOUT REGARD TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAWS.

     10.9 Pronouns. All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and the plural shall include the singular.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    PURCHASER:
                                    MICROTEK MEDICAL, INC.

                                    By:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

                                    SELLER:
                                    DEKA MEDICAL, INC.

                                    By:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

                                    STOCKHOLDERS:

                                    --------------------------------------------
                                    Kimber L. Vought

                                    --------------------------------------------
                                    Dagoberto T. Capote


                                    PNC Capital Corp.

                                    By:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

                                    South Atlantic Private Equity Fund IV,
                                    Limited Partnership

                                    By:
                                           -------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

                                    South Atlantic Private Equity Fund IV (QP),
                                    Limited Partnership

                                    By:
                                           -------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

                                    Kitty Hawk Capital Limited Partnership, III

                                    By:   Kitty Hawk Partners Limited
                                          Partnership, III, the General Partner


                                          By:
                                              ----------------------------------
                                              Walter H. Wilkinson, Jr.,
                                              General Partner

                                    Wood Street Partners II

                                    By:
                                           -------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1.2               Excluded Assets
Schedule 2.1(b)(iii)       Key Employees
Schedule 2.2(a)            Assumed Contracts
Schedule 2.2(b)            Accounts Payable
Schedule 2.3               Allocation of Purchase Price
Schedule 3.1               Foreign Qualification
Schedule 3.2               Officers and Directors
Schedule 3.3               Liens
Schedule 3.4               Consents
Schedule 3.5               Capitalization
Schedule 3.6               Compliance with Laws
Schedule 3.7               Licenses
Schedule 3.8(a)            Unaudited Financial Statements
Schedule 3.8(c)            Undisclosed Liabilities
Schedule 3.10              Deposits
Schedule 3.11              Accounts Receivable
Schedule 3.15              Fixed Assets
Schedule 3.16              Contracts
Schedule 3.17              Intellectual Property
Schedule 3.18              Litigation; Judgments
Schedule 3.19              Insurance
Schedule 3.20              Benefit Plans
Schedule 3.21              Immigration Matters
Schedule 3.23              Material Changes
Schedule 3.24              Environmental Matters
Schedule 3.26              Places of Business
Schedule 3.27              Customers and Suppliers
Schedule 3.28              Warranties and Product Liability
Schedule 5.5               Noncompetition Agreements
Schedule 5.6(a)            Employment Agreements
Schedule 5.6(c)            New Employees
Schedule 6.2(b)            Stockholder Indemnification

Exhibit 2.1(b)(ii)         Note
Exhibit 2.1(b)(iii)        Key Employees Note
Exhibit 5.5A               Seller Noncompetition Agreement
Exhibit 5.5B               Stockholder Noncompetition Agreement
Exhibit 5.6                Form of Employment Agreement
Exhibit 7.4(b)             Assignment and Assumption Agreement for Clean-Op
Exhibit 7.4(e)             Bill of Sale for Clean-Op
Exhibit 7.4(j)             Opinion of Seller's and Stockholders' Counsel
Exhibit 7.5(d)             Bill of Sale for Drape Business
Exhibit 7.5(e)             Assignment and Assumption for Drape Business

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